TIA ($125)

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

DEC 21 1998
No. C29048-98
Dean Heller
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF MERGER
OF
SHERIDAN INDUSTRIES, INC.
(A Utah Corporation)

INTO

SHERIDAN INDUSTRIES, INC.
(A Nevada Corporation)

The Undersigned, being sole Director of Sheridan Industries, Inc., a Utah corporation, and the sole officer and director of Sheridan Industries, Inc., a Nevada corporation, hereby certify as follows:

1. A merger for the purpose of changing domicile has been approved by the board of directors of Sheridan Industries, Inc., an Utah corporation, and Sheridan Industries, Inc., a Nevada corporation.

2. Shareholders owning 10,000,000 of the shares of common stock of Sheridan Industries, Inc., a Utah corporation, which number of shares is a majority of the approximately 17,000,000 shares outstanding, consented to such merger on December 11, 1998. The sole shareholder of Sheridan Industries, Inc., a Nevada corporation, voted for such plan of merger on December 16, 1998.

3. A Notice, including a summary of the merger, was mailed to all shareholders of the Utah Corporation on or about November 30, 1998.

4. Sheridan Industries, Inc., a Nevada corporation, hereby agrees that it will promptly pay to the dissenting shareholders, if any, of Sheridan Industries, Inc., a Utah corporation, the amount, if any, to which they shall be entitled under the provisions of the Utah Corporation Statutes with respect to the rights of dissenting shareholders.

Dated this 18th day of December, 1998.

SHERIDAN INDUSTRIES, INC.	SHERIDAN INDUSTRIES, INC.
A Utah Corporation	A Nevada Corporation
By: ____________	By: ____________
Robert Kropf	Robert Kropf
President / Secretary	President/Secretary